[PMA CAPITAL LETTERHEAD]

1735 Market Street
Suite 2800
Philadelphia, PA 19103-7590                              PRESS RELEASE
================================================================================
For Release:  Immediate

    Contact:  Albert D. Ciavardelli
              (215) 665-5063


           PMA Capital Corporation Reports First Quarter 1999 Results
                         And Declares Quarterly Dividend

                 Operating Income Rises 14% to $0.33 per share;
                       10% Growth in Net Premiums Written

Philadelphia, PA, May 5, 1999 -- PMA Capital Corporation (NASDAQ: PMACA) today reported first quarter 1999 after-tax operating income (net income excluding after-tax net realized investment gains) of $7.9 million, or $0.33 per diluted share, compared with $7.2 million, or $0.29 per diluted share, for the same period last year. This 14% increase in after-tax operating earnings per share primarily reflects solid growth in net premiums written, improved underwriting results and the effect of share repurchases, partially offset by a higher effective tax rate in the first quarter of 1999.

Net income for the first quarter of 1999 was $5.7 million, or $0.24 per diluted share, compared with $12.1 million, or $0.49 per diluted share, for the first quarter of 1998. Included in net income for the first quarter of 1999 were after-tax net realized investment gains of $0.6 million, compared with $4.9 million for the same period last year. Net income for 1999 was also impacted by an after-tax charge of $2.8 million, or $0.11 per diluted share, for the required implementation of a new accounting pronouncement for property and casualty insurance companies regarding insurance-related assessments.

"Our first quarter results showed a solid improvement in net premiums written, which, along with continued solid underwriting performance and the effect of our share repurchase program, contributed to the 14% growth in operating earnings per share this quarter," said John W. Smithson, President and Chief Executive Officer. "Our three specialty insurance businesses - PMA Re, The PMA Insurance Group and Caliber One -- continue to execute on our overall strategy to grow organically as we further our relationships with existing customers and establish relationships with new customers. Our growth reflects focused and targeted efforts to capitalize on opportunities, including expanding our product offerings in areas such as finite and financial products, to meet the risk management needs of our customers. In addition, our balance sheet remains strong, and we are committed to a philosophy of strict underwriting discipline, which is enabling us to achieve our profitability objectives."


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

PMA Re
------
PMA Capital's reinsurance operations, PMA Re, reported pre-tax operating income of $12.7 million for the first quarter of 1999, compared with $11.4 million for the same period last year. The increase in operating results reflects improved underwriting results due primarily to a lower expense ratio.

Net premiums written for PMA Re increased 11% to $78.3 million in the first quarter of 1999, compared with $70.8 million for the same period last year. This increase is primarily due to expanding relationships with PMA Re's existing clients, as well as contracts with new clients, which primarily reflect the successful expansion of finite and financial product offerings.

PMA Re's combined ratio, as computed using generally accepted accounting principles ("GAAP"), was 101.7% for the first quarter of 1999, compared with 104.6% for the same period last year. The improvement in the combined ratio primarily reflects a lower expense ratio.

The PMA Insurance Group
-----------------------
The PMA Insurance Group reported pre-tax operating income of $5.0 million for the first quarter of 1999, compared with $2.7 million for the same period last year. The improvement in pre-tax operating results for 1999 was primarily attributable to improved loss experience, reduced exposures and lower operating expenses resulting from ongoing cost reduction initiatives.

The PMA Insurance Group's net premiums written increased 1% to $83.0 million for the first quarter of 1999, compared with $82.5 million for the same period last year. The improvement in net premiums written reflects a $3.3 million increase in direct premiums written, substantially offset by a $3.1 million increase in ceded premiums. Direct written premiums for workers' compensation increased 6% to $71.3 million in the first quarter of 1999, compared with $67.2 million for the same period last year, reflecting focused marketing efforts on workers' compensation business.

The PMA Insurance Group's GAAP combined ratio, excluding Run-off Operations (see discussion below), was 114.3% for the first quarter of 1999, compared with 116.8% for the same period last year. The improvement primarily reflects a lower expense ratio and continued underwriting discipline.

The PMA Insurance Group previously established run-off operations for the purpose of reinsuring certain obligations primarily associated with workers' compensation claims for the years 1991 and prior (the "Run-off Operations"). For the first quarter of 1999, Run-off Operations had pre-tax operating income of $66,000, compared with $135,000 for the same period last year.

Investment income declined significantly in the first quarter of 1999, compared with the first quarter of 1998, primarily due to lower invested assets as a result of the sale of PMA Insurance, Cayman Ltd. in the third quarter of 1998. The sale of this entity also resulted in a reduction of losses and loss adjustment expenses commensurate with the decline in net investment income.

Caliber One
-----------
For the first quarter of 1999, Caliber One, which commenced writing business in January 1998, recorded a pre-tax operating loss of $696,000, compared with a loss of $389,000 for the same period last year. These losses primarily related to the start-up nature of this operation.

Caliber One's net premiums written for the first quarter of 1999 were $7.3 million, compared with $212,000 for the same period last year.

Corporate and Other
-------------------
The Corporate and Other segment includes unallocated investment income; expenses, including debt service; and taxes, as well as the results of certain of PMA Capital's real estate properties. For the first quarter of 1999, pre-tax operating losses for this segment were $4.8 million, compared with $6.5 million for the first quarter of 1998. The reduction in losses for the first quarter of 1999 primarily reflects lower interest expense and higher net revenues from non-core real estate properties.

Financial Position
------------------
Total assets were $3.5 billion as of March 31, 1999 and December 31, 1998. Shareholders' equity was $483.3 million, or $20.90 per share, as of March 31, 1999, compared with $511.5 million, or $21.90 per share, as of December 31, 1998. This decrease reflects a $25 million reduction in after-tax unrealized appreciation on fixed maturities due to an increase in interest rates. Excluding unrealized appreciation on fixed maturities, book value per share increased to $20.68 as of March 31, 1999, from $20.61 as of December 31, 1998.

Share Repurchase Plan
---------------------
During the first quarter of 1999, PMA Capital repurchased 577,000 shares of its Class A Common Stock at a cost of $11.3 million (average per share price was $19.53). Since the inception of its share repurchase program in early 1998, PMA Capital has repurchased a total of 1.6 million shares at a total cost of $30.1 million (average per share price was $19.13), with remaining share repurchase authorization of $14.9 million.

Quarterly Dividends
-------------------
On May 5, 1999, PMA Capital's Board of Directors declared regular quarterly dividends on its Class A Common Stock of $0.09 per share and on its Common Stock of $0.08 per share to shareholders of record on June 10, 1999. The dividends will be paid on July 1, 1999. PMA Capital has paid a quarterly dividend to shareholders for the past 82 years.

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


PMA Capital Corporation, headquartered in Philadelphia, Pennsylvania, is an insurance holding company, whose operating subsidiaries provide specialty risk management products and services to customers throughout the United States. The primary product lines of PMA Capital's subsidiaries include: 1) property and casualty reinsurance, underwritten and marketed through PMA Re; 2) workers' compensation and other commercial property and casualty lines of insurance in the Mid-Atlantic and Southern regions of the United States, underwritten and marketed under the trade name The PMA Insurance Group; and 3) excess and surplus lines coverages, underwritten and marketed by Caliber One.


CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
The statements contained in this release and oral statements made by individuals authorized to speak on behalf of PMA Capital Corporation (the "Company") that are not historical facts are forward-looking statements and are based on estimates, assumptions and projections. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements are based on currently available financial, competitive and economic data and the Company's current operating plans based on assumptions regarding future events. The Company's actual results could differ materially from those expected by the Company's management. The factors that could cause actual results to vary materially, some of which are described with the forward-looking statements, include, but are not limited to, changes in general economic conditions, including the performance of financial markets and interest rates; regulatory or tax changes, including changes in risk-based capital or other regulatory standards that affect the ability of the Company to conduct its business; competitive or regulatory changes that affect the cost of or demand for the Company's products; the Company's ability to meet its marketing objectives; the effect of changes in workers' compensation statutes and their administration; the Company's ability to predict and effectively manage claims related to insurance and reinsurance policies; reliance on key management; adequacy of reserves for claim liabilities; adverse property and casualty loss development for events the Company insured in prior years; adequacy and collectibility of reinsurance purchased by the Company; severity of natural disasters and other catastrophes; and other factors disclosed from time to time in reports filed by the Company with the Securities and Exchange Commission. Investors should not place undue reliance on any such forward-looking statements.


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
                             PMA Capital Corporation
                                 Financial Data
                (Dollars in thousands, except per share amounts)


                                                             Three months ended
                                                                  March 31,
-----------------------------------------------------------------------------------
Income Statement Data:                                      1999             1998
Net premiums written:
       PMA Re                                        $     78,327      $     70,819
      The PMA Insurance Group                              83,021            82,542
       Caliber One                                          7,322               212
       Corporate and other                                   (153)               --
                                                     ------------------------------
Consolidated                                         $    168,517      $    153,573
                                                     ==============================

Net premiums earned:
       PMA Re                                        $     52,433      $     46,098
      The PMA Insurance Group                              54,399            60,798
       Caliber One                                          2,643                26
       Corporate and other                                   (153)               --
                                                     ------------------------------
Consolidated                                         $    109,322      $    106,922
                                                     ==============================

Components of operating income (loss) (1):
       PMA Re                                        $     12,749      $     11,372
      The PMA Insurance Group                               4,985             2,736
       Caliber One                                           (696)             (389)
       Corporate and other                                 (1,755)           (2,791)
                                                     ------------------------------
Pre-tax operating income before interest expense           15,283            10,928
       Interest expense                                     3,013             3,701
                                                     ------------------------------
Pre-tax operating income                             $     12,270      $      7,227
                                                     ==============================
After-tax operating income                           $      7,898      $      7,204
                                                     ==============================
Weighted Average Common Shares Outstanding:
       Basic                                           23,317,630        23,850,631
       Diluted                                         24,103,452        24,582,335
After-tax Operating Income Per Share:
       Basic                                         $       0.34      $       0.30
                                                     ==============================
       Diluted                                       $       0.33      $       0.29
                                                     ==============================


Balance Sheet Data:                                  March 31, 1999    Dec. 31, 1998
------------------------------------------------------------------------------------
Total assets                                         $  3,508,714      $  3,460,718
Shareholders' equity                                 $    483,348      $    511,480
Shareholders' equity per share                       $      20.90      $      21.90


 (1) Pre-tax operating income (loss) represents pre-tax income (loss) before the cumulative effect of accounting change and excluding pre-tax net realized investment gains. After-tax operating income (loss) is net income (loss) before the cumulative effect of accounting change and excluding after-tax net realized investment gains.

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